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                                                                   EXHIBIT 99(f)

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                                                                   Exhibit 99(f)

                    [LETTERHEAD OF GOLDMAN, SACHS & CO.]

PERSONAL AND CONFIDENTIAL



July 8, 1999

Board of Directors
Fleet Financial Group, Inc.
One Federal Street
Boston, MA 02110-2010



Re:      Registration Statement of Fleet Financial Group, Inc.



Ladies and Gentlemen:

Reference is made to our opinion letter dated July 8, 1999 with respect to fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $1.00 per share (the "Shares"), of Fleet Financial Group, Inc. ("Fleet") of the exchange ratio of 1.1844 Shares to be exchanged for each share of common stock, par value $1.00 per share, of BankBoston Corporation ("BankBoston") pursuant to the Agreement and Plan of Merger, dated as of March 14, 1999 between Fleet and BankBoston.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of Fleet in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Fleet has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to the opinion of our Firm under the "Summary--Our Financial Advisors Believe the Exchange Ratio Is Fair to Stockholders", "The Merger--Background of the Merger", "The Merger--Recommendations of the Fleet Board and Reasons for the Merger" and "The Merger--Opinions of Fleet's Financial Advisors" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the




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Fleet Financial Group, Inc.
July 8, 1999
Page Two


above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
-------------------------
(GOLDMAN, SACHS & CO.)